Exhibit 99.2

Reliance Global Group (RELI) Announces Strategic Bitcoin (BTC) Purchase as Part of Digital Asset Treasury Effort

Builds on Earlier Ethereum and Cardano Purchases, Strengthening Digital Asset Diversification

LAKEWOOD, N.J., September 29, 2025 — Reliance Global Group, Inc. (Nasdaq: RELI) (“Reliance”, “we” or the “Company”) today announced that it has completed its first purchase of Bitcoin (BTC) under its Digital Asset Treasury (“DAT”) initiative. This purchase represents Reliance’s latest and largest crypto position to date, underscoring Reliance’s ongoing strategy to include top-tier digital assets in its treasury portfolio, with Bitcoin now joining Ethereum and Cardano among its holdings.

This marks the third major step in Reliance’s digital asset strategy. Earlier this month, the Company announced its initial purchase of Ethereum (ETH), followed days later by the purchase of Cardano (ADA). Each of these purchases reflects Reliance’s measured and disciplined approach to diversifying its treasury with high-quality digital assets. With Bitcoin now added, Reliance has assembled a core portfolio that represents three of the largest and longest standing blockchain networks in the world.

With this purchase, Reliance becomes one of the Nasdaq/NYSE-listed companies formally holding Bitcoin in their treasury. The Company views Bitcoin not as a speculative asset but as a foundational store of value supported by broad adoption, deep liquidity, and strong security.

Bitcoin remains the original, highest-market-cap cryptocurrency and is often referred to as “digital gold.” Key factors include:

●	Limited supply / built-in scarcity: Only 21 million BTC will ever exist, reinforcing Bitcoin’s deflationary attributes.
●	Robust network security: Powered by global mining operations, Bitcoin’s hashrate and decentralized consensus mechanisms are widely regarded as among the strongest in any blockchain.
●	High liquidity & institutional interest: Bitcoin is traded on virtually all major cryptocurrency exchanges and is increasingly held by institutional investors and corporate treasuries.
●	Growing adoption: As of mid-2025, global Bitcoin ownership/users is estimated in the hundreds of millions.
●	Transaction volume scale: The Bitcoin network processed approximately $19 trillion in transactions during 2024, more than double the prior year’s total.

Ezra Beyman, Chairman and CEO of Reliance Global Group, stated, “Our earlier purchases of Ethereum and Cardano laid the groundwork for Reliance’s digital asset treasury strategy, and today’s purchase of Bitcoin represents the next step in building a diversified portfolio of blockchain leaders. By strategically selecting assets with proven resilience, we are focused on creating a treasury that balances innovation, sustainability, and long-term value. Bitcoin brings a unique set of attributes — from its fixed supply and role as a hedge against inflation to its unmatched network security and growing institutional adoption that make it an essential component of a forward-looking digital asset strategy. Together with Ethereum’s strength in smart contracts and Cardano’s emphasis on sustainability, Bitcoin anchors our portfolio with the qualities of a globally recognized store of value. Guided by the expertise of our Crypto Advisory Board, we will continue to approach this initiative with discipline, ensuring governance, custody, and compliance remain paramount. Our goal is not short-term speculation, but the thoughtful integration of digital assets into Reliance’s broader vision, delivering sustainable growth and long-term value for our shareholders as blockchain technology becomes further embedded in the global financial system.”

Reliance has a track record of adopting advanced technologies in insurance and financial services, including AI, analytics, and digital platforms like RELI Exchange and 5MinuteInsure.com. Expanding into Bitcoin is a natural step in this strategy, providing a hedge against inflation, currency risk, and adding diversification across asset classes. Throughout this expansion, Reliance remains focused on regulatory compliance, transparent accounting, and secure custody to ensure its digital asset strategy is both disciplined and sustainable.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by terminology such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “potential,” and similar expressions. Forward-looking statements in this press release include, without limitation, statements regarding:

●	Our expectation that the addition of Bitcoin to our holdings, alongside Ethereum and Cardano, will strengthen our Digital Asset Treasury strategy and long-term shareholder value;

●	Our belief that carefully diversifying across leading blockchain networks provides both resilience and growth potential in our treasury portfolio;

●	Our expectation that disciplined governance, custody, and compliance processes will allow us to responsibly manage digital assets within a public-company framework;

●	Our belief that Bitcoin, as a store of value, together with Ethereum’s smart contract ecosystem and Cardano’s sustainability focus, position Reliance to participate in foundational blockchain technologies as they gain broader institutional and commercial adoption; and

●	Other statements relating to our future financial performance, business strategy, technology developments, capital allocation, and operational execution.

These forward-looking statements are based on a number of assumptions, including that: i) the Company is able to successfully implement its Digital Asset Treasury strategy as approved by the Board; (ii) cryptocurrency and blockchain markets remain sufficiently stable to allow for execution of our strategy; (iii) regulatory and accounting frameworks evolve in a manner consistent with our ability to participate in digital asset markets; and (iv) no material adverse changes occur in market, economic, or regulatory conditions.

Actual results could differ materially from those anticipated due to a variety of risks and uncertainties, including: volatility or declines in cryptocurrency markets; challenges in executing and managing digital asset investments; regulatory or accounting changes that adversely impact digital asset holdings or blockchain-based initiatives; technological risks related to custody, cybersecurity, or blockchain integration; competitive pressures from Insurtech, blockchain, or digital asset market participants; and other factors described under “Risk Factors” in our Registration Statement on Form S-1, Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission.

You are encouraged to carefully review our Annual Report on Form 10-K for the year ended December 31, 2024, as amended, as well as other SEC filings, for a more complete discussion of these and other risks and uncertainties. Except as required by law, Reliance Global Group Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: RELI@crescendo-ir.com